Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of September 17, 2019 (the “Effective Date”), by and among William Lyon Homes, a Delaware corporation (“Parent”), William Lyon Homes, Inc., a California corporation (the “Company”), and Brian W. Doyle, an individual (“Executive”) (collectively the “Parties” and individually a “Party”), with respect to the following facts and circumstances:

RECITALS

A.    Executive currently holds the position of Executive Vice President and Chief Operating Officer of the Company and Parent, and is employed on the terms and conditions of that certain Employment Agreement dated April 1, 2013 (the “Prior Agreement”).

B.    The Company and Executive have agreed to enter into this Agreement, which supersedes and replaces the Prior Agreement, pursuant to which Executive shall continue to serve as Executive Vice President and Chief Operating Officer of the Company and Parent under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1    Employment. The Company agrees to continue to engage Executive in the capacity as Executive Vice President and Chief Operating Officer of the Company and Parent, pursuant to the terms and conditions set forth in this Agreement (which supersedes and replaces the Prior Agreement), and Executive hereby accepts such engagement by the Company upon the terms and conditions herein.

1.2    Term. The term of Executive’s employment by the Company shall be for a one-year period commencing on the Effective Date, which shall automatically renew for additional one-year periods annually (each commencing on an anniversary of the Effective Date) unless either Party provides the other with written notice of non-renewal at least sixty (60) days prior to the expiration of the Term. Notwithstanding the foregoing, Executive’s employment hereunder may be terminated earlier in accordance with the provisions of Article VI. The term of Executive’s employment hereunder is hereinafter referred to as the “Term.”

ARTICLE 2

DUTIES OF EXECUTIVE

2.1    Duties. During the Term, Executive shall serve as Executive Vice President and Chief Operating Officer and shall report directly to the President and Chief Executive Officer (the “CEO”) of the Company. In such capacity, Executive shall have the duties, functions, responsibilities, and authority customarily appertaining to that position and shall have such other duties, functions, responsibilities, and authority consistent with such position as are from time to time delegated to him or her by the CEO. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his or her ability and in the best interests of the Company. Executive shall, in all material respects, at all times perform such services in compliance with, and to the extent of his or her authority, shall to the best of his or her ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company. Executive may rely on any guidance provided to the Company by its counsel. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2    Location of Services. Executive’s principal place of employment shall be at 4695 MacArthur Court, Newport Beach, California or, subject to Section 6.3, such location as shall be designated by the CEO. Executive understands he or she will be required to travel to the Company’s various operations as part of his or her employment.

2.3    Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his or her entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. Subject to the Company’s Code of Business Conduct and Ethics, this Section 2.3 shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder and Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to five percent (5%) of the securities of a publicly traded entity (a “Permissible Investment”).

ARTICLE 3

COMPENSATION

3.1    Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive a salary at an annual rate, of not less than $500,000 per year during the Term, payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The annual salary shall be reviewed by the Compensation Committee of the Board no less frequently than annually and may be increased (but not decreased) at the discretion of the Compensation Committee of the Board during the Term. If Executive’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.

3.2    Bonus. Executive shall be entitled to earn a cash bonus for each fiscal year during the Term under the senior executive bonus program established by the Compensation Committee of the Board and shall participate at a level commensurate with his or her position with the Company. The Compensation Committee of the Board shall set a target cash bonus for Executive each fiscal year during the Term (a “Target Cash Bonus”), in its sole and absolute discretion.

3.3    Equity Awards. Executive shall be eligible to participate in the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan (as may be amended or superseded, the “Equity Incentive Plan”), as such plan may be amended from time to time, including any long-term incentive program established thereunder, in the sole and absolute discretion of the Compensation Committee of the Board.

ARTICLE 4

EXECUTIVE BENEFITS

4.1    Vacation. Executive shall be entitled to vacation during the Term without reduction in compensation in accordance with the general policies of the Company, as such policies may be in effect from time to time. Except as otherwise limited by the general policies of the Company, as such policies may be in effect from time to time, any accrued vacation that is unused during the Term may be carried forward to and used in subsequent years.

4.2    Company Executive Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to senior management of the Company under the Company personnel policies and employee retirement and welfare benefit plans as in effect from time to time. Executive shall also be entitled to a monthly automobile allowance as determined by the Compensation Committee of the Board (or its delegate(s)), but not less than $500, payable in accordance with the Company’s regular payroll schedule from time to time, and Company-paid gasoline, in lieu of any mileage or other reimbursement, for use of his or her personal vehicle for business purposes.

4.3    Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law pursuant to the Company’s indemnification policy, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his or her acts during the Term. In addition, the Company shall cause Executive to be covered by the current policies of directors and officer’s liability insurance covering directors and officers of the Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of the Company to be maintained throughout the Term and for such period thereafter as may be necessary to continue to cover acts of Executive during the Term (provided that the Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect). In the event of any merger or other acquisition of the Company, the Company shall no later than immediately prior to consummation of such transaction purchase the longest applicable “tail” coverage available under the directors and officers liability insurance in effect at the time of such merger or acquisition.

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

5.1    Reimbursement. Executive shall be reimbursed by the Company for all reasonable ordinary and necessary expenses incurred by Executive in the performance of his or her duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all such expenses to the Company.

ARTICLE 6

TERMINATION

6.1    Termination for Cause. The Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive, without further obligation or liability to Executive, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”):

6.1.1    Gross Negligence. If Executive engages in conduct that constitutes gross negligence in the performance of his or her duties under this Agreement and that is materially detrimental to the Company, is either incurable or, if curable, Executive fails to cure his or her gross negligence within thirty (30) days after receipt of written notice thereof;

6.1.2    Breach of Agreement. If Executive willfully commits a breach of Section 7.4, a material breach of Section 7.1, or of his or her fiduciary duty to the Company, and is either incurable or, if curable, Executive fails to cure such breach, within thirty (30) days after receipt of written notice thereof;

6.1.3    Failure to Perform Duties. If Executive (A) willfully fails to comply with a reasonable direction of the CEO, or such other person as Executive is assigned to report to pursuant to this Agreement or (B) neglects to perform the material duties of his or her employment under this Agreement in a professional and businesslike manner, other than due to his or her becoming Disabled (as defined below), which failure to comply or perform continues for a period of fifteen (15) days after receipt by Executive of written notice thereof;

6.1.4    Breach of Policies or Applicable Law. If Executive materially breaches any (A) written policy adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or nondiscrimination, or (B) procedures with respect to compliance with applicable laws described in any policies and procedures manual of the Company, which breach continues for a period of fifteen (15) days after receipt by Executive of written notice thereof; and

6.1.5    Wrongful Acts. If Executive is convicted of or pleads nolo contendere to a felony or commits fraud, misrepresentation, embezzlement or other acts of material or willful misconduct against the Company or its shareholders that would make the continuance of his or her employment by the Company materially detrimental to the Company, as determined by the Board in its reasonable discretion.

6.2    Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, subject to the Company’s obligation to pay to Executive the amounts set forth in Section 6.6.2 below.

6.3    Termination by Executive for Good Reason. Executive may terminate his or her employment under this Agreement on thirty (30) days prior written notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by the Company (including without limitation any material diminution in the authority or duties of Executive or material reduction in base salary) and the failure of the Company to remedy such breach within thirty (30) days after the Company’s receipt of written notice, (b) any relocation of Executive’s or the Company’s principal place of business more than fifty (50) miles from Newport Beach, California (without Executive’s prior written consent), or (c) a Change in Control. Notice of termination for Good Reason must be given within sixty (60) days of the event or events giving rise to Good Reason, and must specify a termination date not later than sixty (60) days after the date of such notice.

6.3.1    For purposes of this Agreement, “Change in Control,” shall mean the occurrence of any of the following events:

(a)	the acquisition, directly or indirectly, by any Person or Group, other than the Lyon Group, of Beneficial Ownership of securities entitled to vote generally in the election of directors (“voting securities”) of Parent that represent 50% or more of the combined voting power of Parent’s then outstanding voting securities, other than:

(i)

an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Parent, the Company or any Person controlled by Parent or the Company or by any employee benefit plan (or related trust) sponsored or maintained by Parent or the Company or any Person controlled by Parent or the Company, or

(ii)

an acquisition of voting securities by Parent or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of the stock of Parent, or

(iii)	an acquisition of voting securities directly from Parent, or

(iv)	an acquisition of voting securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c).

Notwithstanding the foregoing, neither of the following events shall constitute an “acquisition” by any Person or Group for purposes of this clause (a): (x) a change in the voting power of Parent’s voting securities based on the relative trading values of Parent’s then outstanding securities as determined pursuant to Parent’s or the Company’s Articles of Incorporation, as applicable, or (y) an acquisition of Parent’s securities by the Parent or the Company which, either alone or in combination only with the other event, causes Parent’s voting securities beneficially owned by a Person or Group other than the Lyon Group, to represent 50% or more of the combined voting power of the Parent’s or the Company’s then outstanding voting securities; provided, however, that if a Person or Group shall become the beneficial owner of 50% or more of the combined voting power of Parent’s then outstanding voting securities by reason of share acquisitions by Parent as described above and shall, after such share acquisitions by Parent, become the beneficial owner of any additional voting securities of Parent, then such acquisition shall constitute a Change in Control;

(b)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

the consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Parent’s or the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(i)

which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the Person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s or the Company’s assets or otherwise succeeds to the business of Parent or the Company (Parent or such Person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and

(iii)

after which no Person or Group other than the Lyon Group, beneficially owns (individually or collectively) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person or Group shall be treated for purposes of this clause (c) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction; or

(d)	a liquidation or dissolution of Parent or the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Parent’s shareholders, as applicable, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Parent’s shareholders.

6.3.2    The term “Lyon Group” shall mean William Lyon and William H. Lyon, their siblings, spouses and lineal descendants (including by step-, adoptive and similar relationships), any entities wholly owned by one or more of the foregoing persons, and any trusts or other estate planning vehicles for the benefit of any of the foregoing.

6.3.3    The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Notwithstanding the foregoing, (A) Persons shall not be considered to be acting as a “Group” solely because they purchase or own stock of Parent or the Company at the same time, or as a result of the same public offering, (B) however, Persons will be considered to be acting as “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with Parent or the Company, and (C) if a Person, including an entity, owns stock both in Parent or the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with Parent or the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.

6.4    Termination due to Death or Disability. Executive’s employment shall terminate upon his or her death. The Company may terminate Executive’s employment due to Executive becoming Disabled. For the purposes of this Agreement, Executive shall be considered to be “Disabled” (a) upon a determination by the Board (or its delegate(s)) supported by a reputable independent physician that Executive will be unable to resume, within the ensuing six (6) months, his or her duties hereunder, due to physical or mental illness, or (b) upon written notice of termination by the Company to Executive after Executive has been unable to substantially perform his or her duties hereunder for ninety (90) or more consecutive days, or more than one hundred and twenty (120) days in any twelve-month period due to physical or mental illness.

6.5    Effectiveness on Notice. Any termination under this Article 6 shall be effective upon receipt of written notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in such written notice (the “Termination Date”). In the event of Executive’s death, no written notice shall be required and the Termination Date shall be the date of his or her death.

6.6    Effect of Termination.

6.6.1    Payment of Accrued Obligations. Except as provided in Section 6.6.2 if applicable, upon the termination of Executive’s employment by the Company, by Executive or due to death or due to Executive becoming Disabled, all benefits provided to Executive by the Company hereunder shall thereupon cease. The Company shall pay or cause to be paid to Executive on the Termination Date, in the case of termination by the Company, by Executive for Good Reason or Executive becoming Disabled, or as soon as practicable in the case of a termination by Executive without Good Reason or death, all accrued but unpaid base salary and vacation benefits. In addition, promptly upon submission by Executive of his or her unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made in accordance with Section 9.3 below. If the Agreement is terminated for Cause or by the Executive for any reason other than Good Reason or for no reason whatsoever, or due to death or Executive becoming Disabled, Executive shall not be entitled to receive any payments other than as specified in this Section 6.6.1.

6.6.2    Termination Without Cause or for Good Reason. In addition to the amounts payable and benefits provided under Section 6.6.1, if Executive’s employment is terminated as a result of the Company terminating Executive without Cause or Executive terminating this Agreement for Good Reason, subject to Executive signing, within twenty-one (21) or forty-five (45) days, as applicable, following the Termination Date, and not revoking the severance agreement and general release attached hereto as Exhibit A (“Severance Agreement”), Executive shall be entitled to receive the following payments and benefits described in Section 6.6.2(a) – (c) at the dates specified therein:

(a)

On the date that is sixty (60) days after the date of the Separation from Service, the Company shall pay to Executive a lump-sum payment equal to (i) the amount equal to one (1) (or, if the Termination Date occurs during any Protection Period (as defined below), one and one-half (1.5)) multiplied by the sum of Executive’s annual salary plus Target Cash Bonus (each as used or defined in Sections 3.1 and 3.2, respectively), based on the annual salary in effect on the date of termination and the Target Cash Bonus for the Executive for the then current fiscal year; plus (ii) the amount of any previously earned deferred bonuses from the then current fiscal year and prior fiscal years that have not been previously paid to Executive. All amounts paid hereunder shall be paid less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings, including benefit deductions. For purposes of this Agreement, “Protection Period” means (x) the period within one year following a Change in Control and (y) any period during which Parent or the Company is party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a Change in Control.

(b)

All of Executive’s unvested restricted stock grants, stock options and any other equity awards granted under the Equity Incentive Plan shall immediately vest in full on the Termination Date in the event Executive’s termination without Cause or resignation for Good Reason occurs on or within twelve (12) months following a Change in Control. With respect to each award of unvested performance-based restricted stock, performance-based restricted stock units and performance stock units, for purposes of this Section 6.6.2(b), performance with respect to any performance period shall be deemed achieved (i) at target level in the event the Termination Date occurs prior to the end of any current or future performance period for such award or (ii) based on actual achievement in the event the Termination Date occurs on or after the end of any performance period for such award.

(c)

In the event Executive timely makes an election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to continue to receive health benefits coverage for Executive and/or his or her dependents under the same plan(s) or arrangement(s) under which Executive was covered immediately before his or her termination of employment, as such plan(s) or arrangement(s) provided by Parent or any of its subsidiaries thereafter may change or be amended from time to time, for until the earlier of (i) the end of the twelve (12) month period beginning on the first of the month following the month in which the Termination Date occurs or (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Parent or any of its subsidiaries, the Company shall reimburse Executive for all payments made by Executive for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Executive for COBRA payments with respect to such pre-existing condition until the earlier of (A) the date that such exclusion under such other group health plan lapses or expires or (B) the period described in clause (i) of this Subsection 6.6.2 (c).

The general release of claims contained in the Severance Agreement may be modified by the Company prior to Executive’s execution of the Severance Agreement to the extent the Company reasonably believes necessary to give the general release the full effect it had as of the date of execution of this Agreement if that effect is limited by a subsequent change or changes in law or circumstances. The severance payment provided in Section 6.6.2(a) shall be payable upon Executive’s “Separation from Service” within the meaning of Section 409A of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”).

6.7    Termination of Offices and Directorships. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company and its parents, subsidiaries and affiliates, if any, and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

6.8    No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by Parent, the Company or their subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Termination Date (“Other Benefits”), which Other Benefits shall be payable in accordance with such plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement.

6.9    Conditions to Receipt of Severance Benefits. In addition to the requirement that Executive execute and not revoke the General Release, as a condition for Executive’s right to receive any severance benefits hereunder, Executive shall be required to comply with Sections 7.4 and 7.5 of this Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1    Nondisclosure of Confidential Information. In the performance of his or her duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise known to the public (collectively, the “Confidential Information”). Executive recognizes and acknowledges that the Confidential Information is a valuable, special, and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties. Executive confirms that all such Confidential Information is the exclusive property of the Company and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his or her duties to the Company or as required by a court or administrative order or as required for his or her personal tax or legal advisors to advise him or her, Executive shall not, directly or indirectly, for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any Confidential Information without the prior written consent of the Company duly authorized by the Board. Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, emails, electronic files, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Information, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Information, not previously delivered to the Company, that is in the possession or under the control of Executive. Confidential Information shall not include (x) information that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his or her affiliates, (y) information that becomes available to Executive subsequent to the termination of Executive’s employment hereunder and on a non-confidential basis from a source other than the Company or its affiliates who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation to the Company and/or (z) information that is developed independently by Executive subsequent to the termination of Executive’s employment hereunder without any reliance on any other Confidential Information. The provisions of this Section 7.1 shall continue in effect notwithstanding termination of Executive’s employment for any reason.

7.2    Assignment of Intellectual Property Rights. Any ideas, processes, designs, methods, substances, articles, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements, whether or not patentable or copyrightable, and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Employee Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Employee Work Product shall not be deemed a work made for hire, Executive agrees that such Employee Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company his or her entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Employee Work Product. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may require confirming the Company’s ownership of any of Employee Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

7.2.1    Executive understands that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides as follows:

(a)	“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either:

(i)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)	Result from any work performed by the employee for the employer.

(b)

The extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

7.2.2    By signing this Agreement, Executive acknowledges that this Section shall constitute written notice of the provisions of Section 2870.

7.3    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

7.4    Covenant Not to Compete.

7.4.1    During the Term, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the residential home building or development business that competes against the Company in Arizona, California, Nevada, Colorado, Washington,

Oregon, Texas and in any “other market” in which the Company develops real property. For purposes of this Agreement, “other market” shall be defined as the area within a 100 mile radius of any real property owned by the Company.

7.4.2    Executive represents to the Company that the enforcement of the restriction contained in this Section 7.4.1 would not be unduly burdensome to Executive.

7.5    No Solicitation. For a period of one (1) year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or herself or on behalf of any entity with which he or she is affiliated or employed, solicit any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence) to become employed by or provide personal services to any person or entity other than the Company or its subsidiaries or to terminate his or her employment with the Company or any of its subsidiaries. Executive shall not be deemed to have solicited any such person in violation of this provision if Executive places or assists another person in placing an advertisement seeking employment candidates in a publication, including an internet publication, or generally available to the public or within the residential construction and development industry.

7.6    Non-Disparagement. Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on the Company and/or its businesses, or that are otherwise disparaging of the Company and/or its businesses, or any of their past or present or future officers, directors, employees, advisors, or agents in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. For avoidance of doubt, the foregoing shall not be violated by statements that the maker reasonably believes to be true in response to legal process, required by governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.7    Ancillary and Independent Provisions. The representations and covenants contained in this Article 7 on the part of Executive will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in this Article 7. In addition, the provisions of this Article 7 shall continue to be binding upon Executive in accordance with their terms, notwithstanding the termination of Executive’s employment hereunder for any reason.

7.8    Consideration. The restrictions set forth in this Article 7 are being given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by Executive.

7.9    Time Periods. If Executive violates any covenant contained in this Article 7 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Executive contained in this Article 7 shall be deemed to have durations as specified above.

7.10    Reasonableness of Limitations. The Parties agree that the limitations contained in this Article 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court or arbitrator shall determine that the time, geographical area, or scope of activity of any restriction contained in this Article 7 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

7.11    Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.12    Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Section 2.3 hereof and that the Company shall be entitled to injunctive relief and to specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7 or Section 2.3, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8.

ARBITRATION

8.1    General. Any controversy, dispute, or claim between the Parties, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”). Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by JAMS. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Orange County, California.

8.2    Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the arbitrator shall be selected in accordance the JAMS Rules.

8.3    Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties to the arbitration shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or she or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the JAMS Rules and these procedures, the provisions of these procedures shall govern.

8.4    Fees and Costs. Any filing or administrative fees shall be borne initially by the Party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration. Notwithstanding the foregoing, each Party shall be responsible for and pay their own attorney’s’ fees and costs incurred in connection with such arbitration, except as may be awarded to a prevailing party under applicable law.

8.5    Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 9

CODE SECTION 409A

9.1    General. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

9.2    Reimbursements. To the extent that reimbursements or other in-kind benefits, under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

9.3    Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 6.6, shall be paid to Executive during the six (6) month period following his or her Separation from Service to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6) month period.

9.4    Payment Date. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following Termination Date”), the actual date of payment within the specified period shall be determined by the Company. Any payments made under this Agreement shall be considered separate payments and not one of a series of payments for purposes of Code Section 409A.

ARTICLE 10

MISCELLANEOUS

10.1    Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the Parties sought to be bound by such waiver, alteration, amendment or repeal.

10.2    Entire Agreement. This Agreement constitutes the total and complete agreement of the Parties with respect to the subject matter herein, and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

10.3    Assistance in Litigation, Investigations and Inquiries. During the Term and for a period of two years thereafter, Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation, or governmental or regulatory investigation or inquiry in which the Company or any of its affiliates is, or may become, a party or subject.

The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in rendering such assistance. The provisions of this Section 10.3 shall continue in effect notwithstanding termination of Executive’s employment hereunder for any reason.

10.4    Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

10.5    Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

10.6    Waiver or Delay. The failure or delay on the part of the Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

10.7    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

10.8    No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

10.9    Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

10.10    Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

10.11    Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed received when so delivered personally or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, and properly addressed to the party at the address set forth as follows or any other address that any Party may designate by written notice to the other Party:

To Executive:	The Company’s office address at which Executive performs services, or alternatively, the last available address provided by Executive to the Company.

To the Company:	William Lyon Homes, Inc. 4695 MacArthur Court, 8th Floor Newport Beach, California 92660 Attn: Maureen Singer, Vice President Human Resources Telephone: (949) 476-5440 Facsimile: (949) 252-2552

10.12    Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

10.13    Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the Parties hereby.

10.14    Counsel. Executive has been advised by the Company that he or she should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he or she has determined appropriate.

10.15    Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order and any benefit deductions.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered and effective as of the date first written above.

“COMPANY”

WILLIAM LYON HOMES, INC.

By:	/s/ Matthew R. Zaist
Matthew R. Zaist
President and Chief Executive Officer

“EXECUTIVE”

/s/ Brian W. Doyle
Brian W. Doyle

Execution Copy

EXHIBIT A

William Lyon Homes, Inc.

SEVERANCE AGREEMENT AND GENERAL RELEASE

In consideration of the benefits provided under Section 6.6.2 of the Employment Agreement by and between [INSERT NAME] (“Executive”) and William Lyon Homes, Inc. a California corporation, (the “Company”) to which this Severance Agreement and General Release (the “Agreement”) is Exhibit A (the “Employment Agreement”), Executive hereby agrees as follows:

1.    Relief from Duties. Executive is relieved of all job responsibilities and authority, effective                     , and resigns from any and all positions as an officer, director or employee of the Company or any parent, subsidiary or affiliate of the Company. Executive will, on or before                     , return to the Company all files, records, keys, and any other property of the Company and its parents, subsidiaries and affiliates.

2.    Representation and Warranty. Executive represents to the Company that he or she is signing this Agreement voluntarily and with a full understanding of, and agreement with, its terms, for the purpose of receiving the payments and benefits set forth in Section 6.6.2 of the Employment Agreement, thereby resolving all claims between the parties arising out of his or her employment with, and the termination of his or her relationship with, the Company.

3.    Severance Benefits and Unemployment Claims. In reliance on Executive’s representations and releases in this Agreement, the Company will provide to Executive the payments and benefits set forth in Section 6.6.2 of the Employment Agreement at the times set forth therein. Should Executive file for unemployment insurance benefits, the Company agrees not to challenge Executive’s claim.

4.    No Other Payments or Benefits. Executive agrees that he or she is not entitled to receive, and will not claim, any payments or benefits other than what is expressly set forth in Sections 6.6.1 and 6.6.2 of the Employment Agreement and such other benefits which, by their terms, survive Executive’s termination of employment, and hereby expressly waives any right to additional payments or benefits.

5.    General Release by Executive. Subject to Section 6 below, Executive hereby releases and discharges forever the Company, and each of its parents, affiliates and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, related and affiliated companies and entities, shareholders, members, partners, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Executive Released Parties”), from and against all “Claims.” The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Executive now has or may hereafter have against the Executive Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to his or her employment by or service as a director to any of the Executive Released Parties, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other employee benefits; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s rights to terminate his or her employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, and the Employee Retirement Income Security Act, the California Consumer Credit Reporting Agencies Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California WARN Act, the California Labor Code, California Business & Professions Code Section 17200, and the California Family Military Leave Law.

6.    Exclusions from General Release. Notwithstanding the generality of Section 1, Executive does not release the following claims and rights:

(a)	Executive’s rights to the benefits of Section 6.6.2 of the Employment Agreement;

(b)	Executive’s rights as a shareholder and option holder in the Company

(c)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(d)

claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(e)	any rights vested prior to the date of Executive’s termination of employment to benefits under any Company-sponsored retirement or welfare benefit plan;

(f)

Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Company’s articles, bylaws or other corporate governance documents, and/or to the protections of any director’ and officers’ liability policies of the Company or any of its affiliates; and

(g)	any other right that may not be released by private agreement.

(collectively, the “Executive Unreleased Claims”).

7.    Rights Under the ADEA and Older Workers Benefit Protection Act. Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under ADEA and that he or she is hereby advised of his or her rights under the Older Workers Benefit Protection Act. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties. Executive acknowledges that:

(a)	the consideration provided pursuant to this Section 6.6.2 of the Employment is in addition to any consideration that he or she would otherwise be entitled to receive;

(b)	he or she has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)

he or she has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days, or forty-five (45) days if applicable, within which to consider it;

(d)

to the extent that Executive takes less than the twenty-one (21) day period, or forty-five (45) day period if applicable, to consider this Agreement prior to execution, Executive acknowledges that he or she had sufficient time to consider this Agreement with counsel and that he or she expressly, voluntarily and knowingly waives any additional time; and

(e)

Executive is aware of his or her right to revoke this Agreement at any time within the seven (7) day period following the date on which he or she executes the release and that the release shall not become effective or enforceable until the calendar day immediately following the expiration of the seven (7) day revocation period (the “Effective Date”). Executive further understands that he or she shall relinquish any right he or she has to the consideration specified in Section 6.6.2 of the Employment Agreement if he or she exercises his or her right to revoke the Agreement. Notice of revocation must be made in writing, signed by Executive, and must be received by the Company, at 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660Attn: Corporate Human Resources, no later than 5:00 p.m. (Pacific Time) on the seventh (7th) calendar day immediately following the date on which Executive executes this Agreement.

8.    Unknown Claims. It is further understood and agreed that Executive waives all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Executive Unreleased Claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY

DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such claims.

9.    Covenant Not To Sue. Executive represents and covenants that he or she has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he or she will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Executive Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties acknowledge that this Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Claims by Executive, or brought on his or her behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

10.    No Assignment. Executive represents and warrants that he or she has made no assignment or other transfer, and covenants that he or she will make no assignment or other transfer, of any interest in any Claim which he or she may have against the Executive Released Parties, or any of them.

11.    Indemnification of Executive Released Parties. Executive agrees to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Released Claims; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Released Claims; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the Release Parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.

12.    Entire Agreement/No Oral Modification. This Agreement contains all of the terms, promises, representations, and understandings made between the parties with respect to the subject matter hereof. Executive agrees that no promises, representations, or inducements have been made to him or her that caused him or her to sign this Agreement other than those set forth in this Agreement. This Agreement does not supersede Executives obligations under Section 7 of the Employment Agreement or any other agreement concerning the assignment, use or disclosure of confidential information or intellectual property.

13.    No Oral Modification/Waiver. This Agreement may be modified only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.    Non-Disparagement by Executive. Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Executive Released Parties and/or their businesses, or that are otherwise disparaging of any of the Executive Released Parties and/or their businesses, or any of their past or present or future officers, directors, employees, advisors, or agents in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. For avoidance of doubt, statements by Executive, which Executive reasonably and in good faith believes to be accurate and truthful, made to the Company, or its subsidiaries, affiliates or representatives pursuant to Executive’s obligations under Section 15 hereof shall not be deemed a violation of this Section 14.

15.    Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude Executive from providing testimony that he or she reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit Executive from providing candid statements that he or she reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization. In addition, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

16.    Confidential Agreement. This Agreement and its terms will be maintained in complete confidence by Executive to the extent permitted by applicable law, provided, however, that Executive may disclose the terms of the Agreement to: (a) any state, local or federal tax authority with jurisdiction over Executive or the Company; (b) pursuant to any subpoena or other legal process compelling disclosure of this Agreement or its terms issued by any court or government agency with jurisdiction over Executive or the Company; (c) Executive’s counsel, tax advisor and/or accountant; and (d) Executive’s spouse or registered domestic partner. With respect to (c) and (d), before disclosing this Agreement or its terms, Executive shall notify the recipient of the Agreement or information that the Agreement and its terms must be maintained in confidence.

17.    Timely Execution and Return of Agreement. To receive the payments and benefits as stated in Section 6.6.2 of the Employment Agreement, this original signed document must be received by Corporate Human Resources by at least [             (        )] days after delivery of the Agreement to Executive. Should Executive have any questions, he or she should contact Corporate Human Resources at 1-888-959-6647. All pages of the original signed document should be sent to the following address:

William Lyon Homes, Inc.

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attn: Corporate Human Resources

[signature page to follow]

DATED:
[INSERT NAME]

WILLIAM LYON HOMES, INC.

DATED:	By:
[INSERT NAME]